Exhibit 99.1
Stoneridge Appoints Scott Humphrey as Chief Financial Officer
NOVI, Mich. — June 3, 2026 — Stoneridge, Inc. today announced the appointment of Scott Humphrey to the position of chief financial officer and treasurer. Humphrey will oversee the company’s global finance organization and help advance the continued focus on operational excellence, strategic growth and delivering long-term value for our customers, employees and shareholders.
Humphrey is a seasoned financial executive with more than 25 years of progressive experience in international finance, treasury and operations management within both public and private equity owned companies. Most recently, he served as Chief Financial Officer at Fox Factory Holding Corporation, a global leader in the design and manufacture of specialty sports and on- and off-road vehicles. During his tenure, he played a key role in supporting the company’s rapid growth, leading acquisitions, enhancing financial infrastructure, and helping scale operations globally. He was also instrumental in aligning finance functions across the organization and building systems and processes to support long-term growth and operational excellence.
Humphrey earned a bachelor’s degree in finance from Boston College and an MBA from Georgetown University.
“Scott’s appointment further strengthens our executive team at a pivotal stage in Stoneridge’s growth,” said Natalia Noblet, President and CEO of Stoneridge. “His extensive financial leadership experience, strategic mindset and proven track record of driving growth will be invaluable as we continue advancing our business and positioning Stoneridge for long-term success and profitability.”
Prior to Fox Factory, Humphrey served as interim CFO at Hibbett Sports and previously held the CFO role at Ciner Resources LP, where he gained extensive experience in capital markets, financial planning, treasury management, mergers and acquisitions, and operational strategy.
“I am honored to step into the role of CFO and look forward to joining Stoneridge as we continue to improve profitability and unlock the full potential of our portfolio of advanced technologies,” said Scott Humphrey, CFO of Stoneridge. “I am committed to driving efficiencies and bringing a disciplined, value-creation mindset to deliver sustainable long-term performance.”
The company would also like to thank Bob Hartman for serving as Interim Chief Financial Officer since April 1, 2026. Since then, Hartman has provided steady leadership and continuity across the finance organization, helping ensure a seamless transition. Hartman will continue in his role as Chief Accounting Officer, where his expertise and leadership will remain instrumental in the company’s continued success.
About Stoneridge, Inc.
Stoneridge, Inc., headquartered in Novi, Michigan, is a global supplier of safe and efficient electronic systems and technologies. Our systems and products power vehicle intelligence, while enabling safety and security for on- and off-highway transportation sectors around the world. Additional information about Stoneridge can be found at www.stoneridge.com.
Contact:
Samantha Simmerson
Stoneridge, Global Marketing & Communications
Samantha.Simmerson@Stoneridge.com